UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2022
UiPath, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40348	47-4333187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

452 5th Avenue, 22nd Floor New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 432-0455
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	PATH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Co-Chief Executive Officer
On April 27, 2022, UiPath, Inc. (the “Company”) announced that Robert Enslin has been appointed Co-Chief Executive Officer, effective May 16, 2022. Mr. Enslin will serve as Co-Chief Executive Officer with Daniel Dines, the Company’s Chair and Co-Chief Executive Officer.
Mr. Enslin, age 59, most recently served as President, Cloud Sales at Google. He joined Google in April 2019. Prior to that, he spent 27 years at SAP, most recently as President of its Cloud Business Group and as an executive board member.
In connection with his appointment as Co-Chief Executive Officer, pursuant to the terms of an offer letter (the “Offer Letter”), dated April 25, 2022, between Mr. Enslin and the Company, Mr. Enslin’s base salary will be $750,000 per year, and his annual target bonus will be 100% of his base salary. Bonus amounts will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s performance management plan. The Company has agreed to grant Mr. Enslin an award of restricted stock units (the “RSU Award”), valued at $35,000,000 based on the average closing price of the Company’s Class A common stock (the “Common Stock”) on the New York Stock Exchange (the “NYSE”) for the period commencing March 28, 2022 up to and including April 26, 2022. The RSU Award will vest over a four-year schedule with 25% of the shares subject to the award vesting on May 16, 2023 and the remaining 75% of the shares vesting in 12 equal quarterly installments thereafter, subject to Mr. Enslin’s continuous service with the Company through each such vesting date. The Company has also agreed to grant Mr. Enslin an option (the “Option Award”) to purchase shares of Common Stock having a grant-date fair value of $15,000,000. The Option Award will vest over a four-year schedule with 25% of the shares subject to the award vesting on May 16, 2023 and the remaining 75% of the shares vesting in 36 equal monthly installments thereafter, subject to Mr. Enslin’s continuous service with the Company through each such vesting date. Each of the RSU Award and the Option Award shall be subject to the terms of the Company’s 2021 Equity Incentive Plan and the applicable form of award agreement granted thereunder. Mr. Enslin will also be eligible to receive annual equity refresh grants pursuant to the terms of the Offer Letter.
Pursuant to the Offer Letter, Mr. Enslin is eligible to participate in the employee benefit plans generally available to the Company’s employees and is subject to customary confidentiality covenants. Mr. Enslin is also entitled to certain severance benefits subject to specific requirements, including signing and not revoking a separation agreement and release of claims. In the event Mr. Enslin resigns for Good Reason or the Company terminates his employment without Cause (each as defined in the Offer Letter), then as a severance benefit Mr. Enslin will be entitled to (a) cash severance equal to continued base salary payments for twelve months (less applicable tax withholdings), (b) a lump sum pro rata payment of his target annual bonus for the year of termination and (c) acceleration of 12 months of his then unvested and outstanding equity awards. In addition, if Mr. Enslin resigns for Good Reason or the Company terminates Mr. Enslin’s employment without Cause, in either case within 12 months of a Change in Control and/or Sale Event (each as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable. The Company has also entered into its standard form of indemnification agreement with Mr. Enslin.
There are no arrangements or understandings between Mr. Enslin and any other persons pursuant to which he was selected as an executive officer or directors, and he has no family relationship with any of the Company’s directors or executive officers. Mr. Enslin does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Offer Letter, a copy of which the Company expects to file with its Quarterly Report on Form 10-Q for the quarterly period ending April 30, 2022, and upon filing will be incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On April 27, 2022, the Company issued a press release announcing the appointment of Mr. Enslin. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.
The Company is also affirming its fiscal first quarter 2023 and fiscal full year 2023 earnings guidance in the press release attached as Exhibit 99.1, which is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated April 27, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIPATH, INC.

Date: April 27, 2022	By:	/s/ Brad Brubaker
	Name:	Brad Brubaker
	Title:	Chief Legal Officer & Secretary